UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2026
THE TRADE DESK, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-37879	27-1887399
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
42 N. Chestnut Street
Ventura, California 93001
(Address of principal executive offices) (Zip Code)
(805) 585-3434
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.000001 per share	TTD	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2026, The Trade Desk, Inc. (the “Company”) announced the appointment of Nate Olmstead, age 54, as the Company’s chief financial officer. Mr. Olmstead’s appointment as the Company’s chief financial officer will be effective as of July 9, 2026. Mr. Olmstead will replace Tahnil Davis, who is acting as the Company’s interim chief financial officer. Ms. Davis will continue to serve as the Company’s chief accounting officer.

Mr. Olmstead will be joining the Company from Penguin Solutions, Inc., an artificial intelligence infrastructure and technology solutions company, where he has served as senior vice president and chief financial officer since June 2024. From June 2019 to February 2023, Mr. Olmstead served as the chief financial officer of Logitech International S.A., a multinational technology company. Mr. Olmstead initially joined Logitech in April 2019 as head of business finance before being appointed chief financial officer. Previously, Mr. Olmstead held a number of financial leadership roles during his 16 years at Hewlett Packard Company and Hewlett Packard Enterprise, a global technology company, including vice president of finance for global operations; vice president of finance, EG Global Supply Chain and Quality; vice president of finance, HP Storage and HP Converged Systems; and director of HP investor relations. He holds a B.A. in quantitative economics from Stanford University and an M.B.A. from Harvard Business School.

There are no arrangements or understandings between Mr. Olmstead and any other persons pursuant to which he was appointed as the chief financial officer of the Company. There are no family relationships between Mr. Olmstead and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Mr. Olmstead pursuant to Item 404(a) of Regulation S‑K.

The Company also entered into an offer letter and an employment agreement with Mr. Olmstead, and will enter into its standard form of indemnification agreement with Mr. Olmstead. The offer letter with Mr. Olmstead provides for, among other things, a grant of a time-based restricted stock award for shares of the Company’s Class A common stock, par value $0.000001 per share (the “Class A Common Stock”), and a stock option to purchase shares of Class A Common Stock, with an aggregate target equity amount of $10.0 million. The employment agreement provides for, among other things, (i) a base salary of $600,000, (ii) an initial target annual bonus of $600,000 and (iii) a signing bonus of $600,000.

The foregoing summary of the offer letter and employment agreement does not purport to be complete and is qualified in its entirety by the full text of the offer letter and employment agreement, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2026.

A copy of the press release announcing the chief financial officer appointment is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.
(d)    The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press release of the Company, dated June 1, 2026.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TRADE DESK, INC.

Date: June 1, 2026	By:	/s/ Jay Grant
Jay Grant
Chief Legal Officer